Castle BancGroup, Inc.             FOR MORE INFORMATION, CONTACT:

                                      John W. Castle
                                      Chairman and Chief Executive Officer
                                                or
                                      Thomas D. Young
                                      Senior Vice President


   DeKalb, Illinois
   June 24, 1998

         CASTLE BANCGROUP, INC. DECLARES DIVIDEND AND MOVES TO MAKE
                       STOCK MORE AVAILABLE TO PUBLIC


   Castle BancGroup, Inc. announced that its Board of Directors approved a $0.12 per share semiannual cash dividend. This is consistent with the $0.12 per share semi-annual cash dividend declared in December, 1997 and up from the $0.10 per share semi-annual cash dividend declared in June, 1997. This marks 53 consecutive years in which the company has paid shareholders a cash dividend,

   Castle BancGroup, Inc. also disclosed that it will use the services of ABN-AMRO, Inc., a Chicago, Illinois based investment banking and brokerage firm, to make a public market in the bank holding company's common stock. Commenting on the arrangement with ABN-AMRO, Chairman and Chief Executive Officer, John W. Castle, said, "Wayne Hummer Investments LLC. a Chicago stock brokerage firm, has done an excellent job as an intermediary in the purchase and sale of our common shares since 1992 and will continue to act as a broker in our shares. However, the demand for shares of Castle BancGroup, Inc.'s common stock has now reached the level at which we feel it is in the best interest of our shareholders to have access to a formal, public market in our stock." Mr. Brian R. Foster will be ABN-AMRO 's representative regarding the stock and can be reached at 312-855-6608 or 800-621-4477.

   Castle BancGroup, Inc., a multi-bank holding company, is headquartered in DeKalb, Illinois and has four subsidiary community banks: First National Bank in DeKalb/Sycamore, with four locations; The Sandwich State Bank, with four locations; Castle Bank Harvard, N.A., formerly First State Bank of Harvard, with two locations; and The Bank of Yorkville. with one location. The company also owns Castle Finance Company, with seven locations in north central Illinois; and CasBanc Mortgage, Inc., with six locations in Chicago, the Chicago suburbs, and Merrillville, Indiana.